                                                                      EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT

         We consent to the incorporation by reference in Registration Statement Nos. 333-91535 and 333-66686 each on Form S-4; Registration Statement No. 333-59446 on Form S-3 and Registration Statement Nos. 2-98168, 33-36082, 33-35379, 33-49898, 33-57606, 33-54785, 33-62805, 333-8811, 333-32059,
333-32463, 33-59675, 333-50953, 333-56921, 333-58517, 333-61615, 333-65367,
333-69115, 333-70977, 333-71069, 333-81759, 333-30150, 333-61938, 333-73350, and
333-92228 each on Form S-8 of PerkinElmer, Inc. of our report dated February 27, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for goodwill and intangible asset in 2002) appearing in this Annual Report on Form 10-K of PerkinElmer, Inc. for the year ended December 28, 2003.

/S/ DELOITTE & TOUCHE LLP


Boston, Massachusetts
March 12, 2004